Exhibit 99.2

[GRAPHIC]

Contact:	John P. Funkhouser
President and Chief Executive Officer
or
Paul T. Storey
Chief Financial Officer (919) 582-2600

PHARMANETICS ANNOUNCES THIRD QUARTER RESULTS

Raleigh, NC (November 4, 2003) – PharmaNetics, Inc. (NASDAQ-SCM: PHAR), a leader in theranostic management specializing in managing the delivery of therapeutics affecting coagulation, today announced results for the third quarter and nine months ended September 30, 2003.

Product revenues for the third quarter ended September 30, 2003, increased 17% to $1.4 million compared with product revenues of $1.2 million in the same period in 2002. Total cost of goods sold and operating expenses for the third quarter of 2003 totaled $3.7 million compared with $3.5 million in the third quarter of 2002. After including other income, the resulting net loss for the third quarter of 2003 was $2.0 million, or $0.20 per share, an improvement over the $2.2 million loss, or $0.23 per share, recorded in the same period of 2002. After giving effect to the issuance of preferred stock dividends, the resulting net loss attributable to common stockholders for the third quarter of 2003 was $2.3 million, or $0.23 per share, compared with $2.3 million, or $0.24 per share, for the same period in the prior year.

Product revenues for the nine months ended September 30, 2003, were $4.2 million compared with product revenues of $2.9 million in the same nine-month period of 2002. Total cost of goods sold and operating expenses for the nine months ended September 30, 2003, totaled $11.4 million compared with $10.1 million in the same period of 2002. After including other income, the resulting net loss for the 2003 nine-month period was $6.5 million, or $0.66 per share, compared with $6.8 million, or $0.71 per share, in the prior-year period. After giving effect to the issuance of preferred stock dividends and a beneficial conversion feature charge recorded in the second quarter of 2003 relating to the Series B Preferred Stock financing completed in May 2003, net loss attributable to common stockholders for the nine months ended September 30, 2003, was $10.6 million, or $1.08 per share, compared with $7.1 million, or $0.74 per share, for the same period in the prior year.

John P. Funkhouser, president and chief executive officer of PharmaNetics, said, “We continue to make progress with the roll out of the ENOX test to hospitals and, during the third quarter, received orders for the test from some of the leading cardiology centers in the country, including Stanford and UCLA. The value of our ENOX test in conjunction with the administration of Lovenox® has been substantiated by the medical community and in a number of clinical trials.

We believe that the need to monitor Lovenox in cardiology indications and many other circumstances is critical. Unfortunately, Aventis, the manufacturer of the drug, continues to maintain its position that the drug is ‘therapeutic from dose one’ [effective] for all approved indications. Thus, we maintain that there is a conflict between Aventis’ marketing messages and what our trials, and their trials, have scientifically demonstrated with respect to monitoring. Because of Aventis’ position on this issue, the cooperative marketing arrangement to integrate the ENOX test into the drug’s selling process in order to improve Lovenox penetration into the cardiology market, as contemplated by our development agreement with Aventis, has broken down.”

Mr. Funkhouser continued, “Our contract with Aventis has been breached, and our best efforts to reach a mutual arbitrated settlement of our differences have been unsuccessful. We are left with no reasonable alternative but to litigate to enforce our rights. We believe that our clinical trials demonstrate that monitoring is essential to improve patient safety by providing physicians the ability to rapidly assess an individual patient’s anticoagulant status. Executives of Aventis appear to understand the benefits of our test, but, apparently, have decided that changing their marketing message is not in their financial interest. Aventis’ approach is unfortunate because Lovenox requires monitoring for many indications when Lovenox is labeled for use in combination with other drugs such as aspirin and coumadin. Despite labeling and scientific evidence to the contrary, Aventis continues to advertise its assertion that the drug requires ‘no routine monitoring’ and is ‘therapeutic from dose one.’ Though Aventis has provided limited sales support, we believe it is clear that physicians want the ability to monitor Lovenox. This is evidenced by the fact that 48 hospitals have purchased the ENOX test from us, and 35 additional hospitals are in various stages of evaluating a purchase. However, widespread acceptance of the ENOX test has been significantly limited by Aventis’ promotional message.”

Mr. Funkhouser added, “Because of the potential strategic and economic significance of the development agreement, the Company is continuing to review all strategic alternatives, including the sale of its manufacturing and routine test business in order to reduce overhead, preserve cash and keep its technology and manufacturing capability intact. The Company will aggressively pursue its claims against Aventis and continue to seek regulatory clearance for three tests with the capability to monitor Angiomax, Exanta and Enoxaparin (for difficult patient subsets in DVT).”

In other developments, Fran Tuttle, senior vice president of Bayer Diagnostics, resigned as a director of PharmaNetics after serving approximately four years on the Board as Bayer Diagnostics’ contractual designee. Bayer Diagnostics retains the right to name a replacement designee to the Board, although Bayer has indicated it does not immediately intend to do so. Additionally, Bayer and PharmaNetics signed an extension of their global distribution agreement through 2004.

A listen-only simulcast and 48-hour replay of PharmaNetics’ third quarter conference call will be available online at the Company’s website at www.pharmanetics.com or at www.fulldisclosure.com. on November 4, 2003, beginning at 9:00 a.m. Eastern time.

PharmaNetics, Inc., a leading biotech company, conceived the term “theranostics,” defining an emerging field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System. Its principal target market is the management of powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as monitoring routine anticoagulants.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include risks related to market acceptance, clinical trials and dependence on third party distributors and collaborative partners, including, in particular with regard to the legal proceedings commenced against its development partner, Aventis Pharmaceuticals, which action includes without limitation the following specific risks: material monetary costs associated with the litigation, even if successful; uncertainty of obtaining a favorable outcome; the potentially significant harm to PharmaNetics’ business and financial condition and prospects if it is not successful in timely prosecuting the litigation; jeopardizing strategic relationships with other existing or potential collaborative partners; harmful delays in meeting sales objectives, even if the litigation is successful; and disruption of management time and resources to pursue the litigation. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.

PHARMANETICS, INC.

Selected Financial Information

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Consolidated Income (Loss) Statement
Net product revenue	$1,380	$1,176	$4,176	$2,918
Development and royalty revenue	261	131	802	384

Total revenue	1,641	1,307	4,978	3,302
Cost of goods sold	956	922	2,608	2,548
Operating expenses	2,703	2,564	8,840	7,565

Total operating expenses	3,659	3,486	11,448	10,113
Loss from operations	2,018	2,179	6,470	6,811
Other income (expense), net	31	(6)	12	47

Net loss	(1,987)	(2,185)	(6,458)	(6,764)
Preferred stock dividends	(284)	(108)	(652)	(337)
Amortization of beneficial conversion feature relating to the Series B preferred stock	—	—	(3,459)	—

Net loss attributable to common stockholders	$(2,271)	$(2,293)	$(10,569)	$(7,101)

Net loss before preferred stock charges per basic and diluted share	$(0.20)	$(0.23)	$(0.66)	$(0.71)
Preferred stock charges per basic and diluted share	(0.03)	(0.01)	(0.42)	(0.03)

Net loss per basic and diluted common share	$(0.23)	$(0.24)	$(1.08)	$(0.74)

Weighted average common shares outstanding	9,816	9,578	9,766	9,552

	Sept. 30, 2003	Dec. 31, 2002
Condensed Consolidated Balance Sheets
Cash, cash equivalents and investments	$10,333	$9,294
Other current assets	4,027	3,463
Total assets	22,402	21,701
Current liabilities	2,926	3,309
Total liabilities	6,010	7,543
Shareholders’ equity and redeemable preferred stock	16,392	14,158